Exhibit 10.53

THIS LOAN AGREEMENT is made on 17/01/2011

PARTIES:

Koklanovskoe OOO, a limited liability company incorporated under the laws of the Russian Federation, main state registration number (OGRN) 1104501004850, whose legal address is at 106 Karl Marx Street, office 101, Kurgan city, Russia, 640022 (hereinafter “Koklanovskoe” or the “Borrower”); and

Nafanailov Odissei, the citizen of Canada, passport No. BA362125, issued on January 9, 2008 in North York, having residence at 67 Grosvenor st., W1K 3JN, London, UK (hereinafter the “Lender”).

WHEREAS:

The Lender is willing to make available to Koklanovskoe a loan facility of GBP 245,000 (two hundred and forty-five thousand British Pounds) upon and subject to the terms and conditions set out in this Agreement.

IT IS THEREFORE AGREED AS FOLLOWS:
1.           Definitions

For the purposes of this Agreement the following definitions will apply:

"Advance" means any amount advanced or to be advanced by the Lender under the Loan;

"Agreement" means this agreement;

"Available Facility" means the Commitment from time to time less the aggregate of each Advance then drawn down and outstanding;

"Commitment" means the amount of GBP 245,000 (two hundred and forty-five thousand British Pounds);

"Drawdown Notice" means a notice complying with clause 5 (Drawdown Notices) below;

"Event of Default" has the meaning given in clause 11 (Events of Default) below;

"Loan" means the loan made available to Koklanovskoe under clause 2; and

"Outstanding Advances" means amounts drawn down under the Loan but not repaid.

2.           The Loan

The Lender hereby agrees to lend to Koklanovskoe, upon and subject to the terms of this Agreement, a loan in principal amount equal to the Commitment.

3.           Drawdown

3.1	Subject to clauses 4 (Term) below, the Lender shall make an Advance to Koklanovskoe subject to:

(a) a Drawdown Notice in respect of such Advance having been received by the Lender

(b) the amount of the Advance does not exceed the Available Facility;

(c) no Event of Default has occurred and is continuing.

3.2	The Advance shall be paid by the Lender direct to the following denominated account:

Beneficiary:	Koklanovskoe OOO
Beneficiary’s account:	40702826932001055845
Receiving Bank:	SBERBANK (Uralsky head office) Yekaterinburg, Kurgan Branch 8599
Receiving Bank Address:	98 Gogolya st., Kurgan City, 640022, Russian Federation
Swift at Receiving Bank :	SABRRUMMEA1
Account at Intermediary Bank:	890 0057 610
Intermediary Bank:	THE BANK OF NEW YORK MELLON
Swift at Intermediary Bank:	IRVTUS3N

3.3
Koklanovskoe  shall be responsible for satisfying all requirements of Russian Federation law and regulation in respect of the Loan, each Advance and any matter contemplated by this Agreement and shall indemnify the Lender for any loss or damage (including legal fees) it may suffer as a result of the Loan, any Advance or this Agreement being in contravention of such law or regulation.

4.           Term

4.1	The Loan shall be available until 31 January 2015, upon which date all Outstanding Advances together with accrued interest, shall be repaid in full.

5.           Drawdown Notices

5.1
Each Drawdown Notice must be in the form set out in the Schedule 1 to this Agreement or in such other form as may be acceptable to the Lender, shall specify one or more of the purposes as detailed in clause 8 for which the Advance will be utilized, the date upon which such Advance is to be made and the amount of the Advance (which shall relate to the amounts stated in respect of the purpose(s) applicable for which the Advance will be utilized, as set out in clause 8).

5.2	Drawdown Notice shall be received by the Lender at least ten (10) days prior to the expected Drawdown Date.

6.      Interest and Default Interest

6.1
Interest will be charged on the Outstanding Advances at a rate per annum equivalent to 12% per annum. Interest will be calculated and accrue on a daily basis (calculated on a year of 365 days and the actual number of days elapsed) and will be payable on repayment of the Outstanding Advances.

6.2
In the event that any monies from time to time payable to the Lender hereunder are not paid on the due date, additional interest shall be payable on the amount due, from the date payment was due to the date payment is made, at a rate equivalent to 6% per annum. Any such interest will be calculated and accrue on a daily basis.

7.	Security

The Loan shall initially be unsecured, but the Lender reserves the right (at its sole discretion) to request security (in the form of fixed or floating charges (or the equivalent under the law of any applicable jurisdiction) over all or some of the assets and/or undertaking of Koklanovskoe subject to such assets and undertaking being capable in accordance with applicable law of being charged) at any time prior to any drawdown or whilst any monies remain outstanding under the Loan. The Lender agrees and acknowledges that any such security will or may rank after any security interests existing at such time and that the ability of Koklanovskoe to give such security may be subject to appropriate inter-creditor agreements or priority agreements being entered into with other lenders and/creditors of Koklanovskoe. If security is required by the Lender, Koklanovskoe shall grant the same as soon as shall reasonably be practicable following the request of the Lender. Koklanovskoe will pay the Lender 's reasonable costs of putting such security in place, including the cost of negotiating and documenting such security as well as the costs of perfecting the security as required under applicable laws.

8.	Purpose

The Loan shall be used by Koklanovskoe as follows:

(a)	Up to GBP 242,000 towards participation in the auction and the auction price, payable to the Ural Agency for Subsurface.

(b)	Any unused amount remaining from item (a) plus up to GBP 3000 to pay for commencement of geological exploration, stipulated by the License agreement and other operating costs of Koklanovskoe.

PROVIDED THAT the Lender shall not be bound to investigate to ensure that the Loan is being properly utilized for such purposes, but will have the right to do this at the time it considers necessary.

9.	Further funding

In the event Koklanovskoe is awarded the license, the Lender and Koklanovskoe shall conjointly develop a comprehensive Work Programme and discuss whether further amounts should be advanced to Koklanovskoe under this Agreement.

10.    Repayment

Koklanovskoe may repay in GBP all or any part (provided, in the case of part only, it is of an amount of not less than GBP 50,000) of the Outstanding Advances, together with accrued interest thereon, at any time upon giving not less than 10 days written notice to the Lender. Any amounts repaid may not be re-borrowed.

11.     Events of Default

11.1
Each of the events set out in clause 11.2 below is an "Event of Default". On or at any time after the occurrence of an Event of Default, the Lender may by notice to Koklanovskoe (i) cancel the Loan and/or (ii) declare that all or part of the Outstanding Advances, together with accrued interest and all other amounts accrued, be immediately due and payable or declare that all or part of the Outstanding Advances be payable on demand.

11.2 The events referred to in clause 11.1 above are:

(a)
any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of Koklanovskoe or any part of their respective assets;

(b)	an order is made or an effective resolution passed for the winding up of Koklanovskoe;

(c)
Koklanovskoe stops payment of all or any class of its debts or  announces on intention to do so, or a moratorium is declared in respect of any of its indebtedness or ceases to carry on its business or substantially the whole of its business or threatens to cease to carry on the same or substantially changes the nature of its business;

(d)	an encumbrancer takes possession or a receiver or administrator is appointed in respect of any property of Koklanovskoe;

(e)	Koklanovskoe makes default in the payment under the Agreement;

(f)	any distress, execution, sequestration or other processes are levied or enforced upon or sued out against the property of Koklanovskoe and is not discharged within seven days of being levied;

(g)	Koklanovskoe applies any Advance (or part thereof) other than for the applicable purpose set out in clause 8.

12.           Representations and Warranties

12.1     As a condition of the Loan being available, Koklanovskoe hereby undertakes with and represent and warrants to the Lender as follows:

(a)
Koklanovskoe is a limited liability company duly incorporated and validly existing under the laws of the Russian Federation and has the power and authority to own its properties and assets and to carry on its business as it is now being conducted and to enter into this Agreement and any other documents contemplated hereby and to borrow money and perform its obligations hereunder and has Koklanovskoe taken all necessary action to authorise the execution, delivery and performance of this Agreement and each such other document;

(b)
this Agreement and each other document contemplated hereby (including any documents which may be required in connection with any security requested under clause 7 above) constitutes or will, when executed, constitute the legally valid and binding obligation of Koklanovskoe and is or will be, when executed, enforceable in accordance with its terms;

(c)	the execution, delivery and performance by Koklanovskoe of this Agreement does not and will not exceed any power granted to Koklanovskoe by or violate any provision of:

(i) any law or regulation or any order or decree of any governmental authority, agency or court, to which Koklanovskoe is subject;

(ii) the Charter of Koklanovskoe;

(d)
there is no provision of any instrument or agreement and no other obligation by which Koklanovskoe or any of its assets is bound and no judgment, injunction or other order or award of any judicial, administrative, governmental or other authority or of any arbitrator which is contravened by the execution and delivery of this Agreement or which would be contravened by the performance or observance of any of the obligations of Koklanovskoe in or pursuant to this Agreement;

(e)
repayment of the Loan and payment of other amounts due hereunder by Koklanovskoe to the Lender will be an unconditional obligation of Koklanovskoe which shall rank at least pari passu with all of the other liabilities of Koklanovskoe.

13.           Notification of Events of Default

Immediately upon becoming aware of the same, Koklanovskoe undertakes to notify the Lender by fax and by notice in writing sent by first class post of the occurrence of any event or matter which constitutes or might constitute an Event of Default pursuant to clause 11 (Events of Default) and Koklanovskoe shall at the same time inform the Lender of any action taken or proposed to be taken in connection therewith.

14.           Costs and Charges

Koklanovskoe will reimburse the Lender on demand for all costs or expenses (including but not limited to legal fees) incurred by the Lender in the enforcement (or in seeking to enforce) of this Agreement or in protecting or preserving (or attempting to protect or preserve) any of its rights hereunder.

15.        Notices

Any notice to be given pursuant to the terms of this Agreement shall be given in writing to the party due to receive such notice at the address stated below or such other address as may have been notified to the other parties in accordance with this clause. Notice shall be delivered personally or sent by first class pre-paid recorded delivery or registered post (air mail if overseas) or by facsimile transmission to the numbers and parties detailed below and shall be deemed to be given in the case of delivery personally on delivery and in the case of posting (in the absence of evidence of earlier receipt) 48 hours after posting (six days if sent by air mail) and in the case of facsimile transmission on completion of the transmission provided that the sender shall have received printed confirmation of transmission.

Lender:
67 Grosvenor st., 67, W1K 3JN, London, UK
Attention: Nafanailov Odissei
Fax: + …………………..

Koklanovskoe:
106 Karl Marx Street, office 101, Kurgan city,
Russia, 640022
Attention: Glushkov I.Ye.
Fax: +7 (3522) 24 78 24

16.           Assignment

Koklanovskoe may not assign or transfer all or any part of its rights or obligations hereunder, save with the prior written consent of the Lender. The Lender may at any time assign or otherwise transfer all or any part of its rights and obligations hereunder.

17.           Law and Disputes

This Agreement shall be governed by and construed in accordance with the laws of the Russian Federation.

18.           Language

This Agreement will be executed in English and in Russian. In case of any conflict between the English and Russian versions, the terms of the English version should prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Borrower: Koklanovskoe OOO
Legal address:  106 Karl Marx Street, office 101, Kurgan city, Russia, 640022
Director:  Glushkov Igor Yevgenyevich
Signed:  /s/ Glushkov Igor Yevgenyevich

Lender: Nafanailov Odissei
Address: 67 Grosvenor st., W1K 3JN, London, UK
Signed: /s/ Nafanailov Odissei